Exhibit 99.1

Keating Capital Makes Additional $1 Million Investment in SilkRoad

Participates in $16 Million Growth Financing Round

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--August 22, 2013--Keating Capital, Inc. (Nasdaq: KIPO) (www.KeatingCapital.com), a pre-IPO investor and business development company, announced that, on August 21, 2013, it has made an additional $1 million convertible note investment in SilkRoad, Inc., an existing portfolio company. Keating Capital’s investment is part of a $16 million growth financing round completed by SilkRoad. Other participants in the financing include Foundation Capital, Intel Capital, Azure Capital Partners and Crosslink Ventures. SilkRoad intends to use the new funding to fuel ongoing product innovation across SilkRoad’s Life Suite® Talent Management software to support rapid company growth.

Chicago-based SilkRoad is a leading global provider of cloud-based human capital management (HCM) solutions to small- and medium-sized businesses (SMBs). SilkRoad’s Life Suite is a leading cloud-based Talent Management system for SMBs, offering an integrated set of human resource management system, talent acquisition, and talent development applications that enable customers to find, attract, develop and retain the best talent. SilkRoad serves global locations across North America, Europe and Asia-Pacific.

Keating Capital previously invested $3.5 million in SilkRoad’s Series C convertible preferred stock in March 2012, with an additional $1.5 million Series C investment in May 2012.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com